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Exhibit 10.6

Vicinity Corporation
370 San Aleso Avenue
Sunnyvale, California 94085

April 24, 2001

PERSONAL & CONFIDENTIAL

Mr. Norman Nie

Dear Norm:

    Vicinity Corporation, a Delaware corporation ("Vicinity" or the "Company"), is pleased to offer you the position of Executive Chairman of the Board of Directors effective April 24, 2001. We are asking you to accept this role of heightened responsibility while we engage in a search for a permanent Chief Executive Officer. We expect you to serve in this role until we appoint a Chief Executive Officer, you determine no longer to serve in this role, we ask that you cease to serve in this role or your appointment is otherwise terminated by us as provided for herein, at which time your duties and compensation will revert to those customary for an outside board member.

    Please review this letter agreement (the "Agreement"), co-sign and date the Agreement below the Company's signature, and return it to us to confirm that this Agreement reflects our agreement regarding the terms, mutual promises and covenants applicable to your engagement by Vicinity.

    1.  ENGAGEMENT BY THE COMPANY

        (a)  Position and Duties.  Subject to terms set forth herein, the Company agrees to appoint you to the position of Executive Chairman of the Board of Directors and you hereby accept such appointment. You shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Executive Chairman, including supervision of the operating activities of the Company, and such other duties as are assigned to you by the Board of Directors (the "Board"). You will report to the Board. During the term of your service as Executive Chairman, you will devote your best efforts to the business of the Company.

        (b)  Revocation of Appointment.  The Company shall have the right to revoke your appointment as Executive Chairman, and you shall have the right to resign from such position, in each case at any time, with or without cause, and without prior notice. No such revocation or resignation will affect your status as a member of the Board of Directors of the Company.

        (c)  Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from, or are in conflict with, the Company's general employment policies or practices, this Agreement shall control.

    2.  COMPENSATION

        (a)  Base Salary.  You shall receive for services to be rendered hereunder a monthly base salary of $15,000, subject to applicable tax withholding and payable on the regular payroll dates of the Company.

        (b)  Standard Company Benefits.  You shall not be entitled to participate in any Vicinity benefit plans except our stock option plan as described below. The Company shall reimburse you for your reasonable business expenses, including travel expenses, incurred in connection with your employment by the Company. We have expressly concurred with the use of your personal aircraft for up to two business trips for you and the other senior executives to the

    New Hampshire software development facility, and Vicinity will reimburse you for the direct operating costs of such use of the aircraft.

        (c)  Stock Options.  The Company, subject to approval of the Board or its compensation committee, will grant to you non-qualified stock options to purchase an aggregate of 140,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), in accordance with the Company's 2000 Equity Participation Plan. The exercise price of the options shall be the fair market value of the Common Stock on the date approved by the Board or the compensation committee, as the case may be. The options will be subject to "cliff" vesting if you are still serving as Executive Chairman one year from the date hereof; provided, however that such vesting shall be accelerated as follows: 50% of the options (i.e., 70,000 shares) shall vest on each of (i) the date on which the Company hires a permanent Chief Executive Officer and (ii) the date on which the Board approves a sales, product development and downsizing plan for the Company; provided, however, that all such options shall accelerate and be deemed vested if during the term of your service as Executive Chairman the Company enters into a definitive agreement for the sale of all or substantially all of the equity interests or assets of the Company to a third party ("Sale Transaction"), with such acceleration to be conditioned upon, and effective immediately prior to, the closing of such transaction. Determination as to whether or not the foregoing events have transpired shall be made by the Board in good faith. The option agreement will include a "best pay" clause providing that, in the event you are deemed to have received an "excess parachute payment" under Section 280G of the Internal Revenue Code, whether in connection with the acceleration of vesting of stock options or otherwise, the payment (or payments) to you will be curtailed if that would result in greater after-tax proceeds to you than would exist if the related excise tax were imposed. Once vested, these options shall be exercisable for a period of five years from the date of grant, regardless of whether your status as Executive Chairman of the Company is earlier terminated. In the event that your appointment as Executive Chairman is revoked by the Company, or if you resign such position, in each case for any reason, all unvested options shall be cancelled unless a Sale Transaction is pending.

        (d)  Cash Bonus Opportunity.  You will earn a cash bonus equal to $15,000 for each month of service (i.e., an amount equal to that paid under paragraph 2(a) of this Agreement) if either of the following events is accomplished during your tenure as Executive Chairman and prior to October 31, 2001: (i) the Company hires a permanent Chief Executive Officer or (ii) the Board approves and the Company enters into a definitive agreement for a Sale Transaction, it being understood, however, that in the event of a Sale Transaction such transaction must actually close with the payment of the cash bonus to be made at the time of the closing. The Board may in its discretion, but is not obligated to, extend such October 31 date if the tasks are uncompleted as of such date and it desires to provide a longer incentive period.

    3.  SEVERANCE BENEFITS; RELEASE

        (a)  Severance Benefits.  If the Company revokes your appointment as Executive Chairman, or if you resign such position, in each case for any reason, (i) you shall receive (a) any monthly base salary that has accrued but is unpaid as of the date of such termination and (b) any business expenses incurred in accordance with Company policy and accrued but unreimbursed at the time of termination.

        (b)  Release.  Upon the revocation of your appointment as Executive Chairman, or upon your resignation from such position, you shall execute a Release (the "Release") in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution. It is understood that you have a certain period to consider whether to execute such Release, and you may revoke such Release within seven (7) business days after execution.

        (c)  Exclusive Severence Benefits.  This Section 3 shall constitute the sole benefits payable to you upon the termination of your status as Executive Chairman, notwithstanding any contrary Company policy, oral statement, written statement or other communication.

    4.  GENERAL PROVISIONS

        (a)  Waiver.  If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        (b)  Complete Agreement.  This Agreement and Exhibit A constitute the entire agreement between you and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. They are entered into without reliance on any promise or representation other than those expressly contained herein or therein, and they cannot be modified or amended except in a writing signed by both parties.

        (c)  Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

        (d)  Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

        (e)  Arbitration.  Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either patty from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to comply arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

        (f)  Attorneys' Fees.  If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys' fees and costs incurred in connection with such action.

        (g)  Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

    Please indicate your acceptance of the terms of this Agreement by execution below.

Very truly yours,
VICINITY CORPORATION a Delaware corporation
By:
Accepted and agreed to effective as of April 24, 2001:
EXECUTIVE CHAIRMAN
/s/ NORMAN NIE Norman Nie

Exhibit A

RELEASE
(INDIVIDUAL TERMINATION)

    Certain capitalized terms used in this Release are defined in the letter agreement (the "Agreement") which I have executed and of which this Release is a part.

    I hereby confirm my obligations under any proprietary information and inventions or similar agreement of the Company.

    I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

    Except as otherwise set forth in this Release, in consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including but not limited to all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation, claims pursuant to any federal, state or local law or cause, of action, including but not limited to the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, tort law, contract law, statutory law, common law, wrongful discharge, discrimination fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the patties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by me.

Norman Nie
Date:

A–1

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Exhibit 10.6
Exhibit A
RELEASE (INDIVIDUAL TERMINATION)